Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated April 30, 2026 relating to the financial statements of Arrived Seattle Fund, LLC, which comprise the balance sheet as of December 31, 2025 and the related statements of comprehensive loss, changes in members’ equity, and cash flows for the period from February 25, 2025 (date of inception) through December 31, 2025, and the related notes to the financial statements.

/s/ Stephano Slack LLC

Wayne, Pennsylvania
May 19, 2026